UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant

To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

March 9, 2010

Date of Report (Date of Earliest Event Reported)

CALIFORNIA STEEL INDUSTRIES, INC.

(Exact name of Registrant as Specified in its Charter)

DELAWARE

(State Or Other Jurisdiction Of

Incorporation Or Organization)

333-79587	33-0051150
Commission File Number	(I.R.S. Employer Identification Number)

14000 SAN BERNARDINO AVENUE FONTANA, CALIFORNIA	92335
(Address Of Principal Executive Offices)	(Zip Code)

(909) 350-6300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication under Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

In its press release dated March 9, 2010, the Registrant used a non-GAAP financial measure in the form of EBITDA:

EBITDA, is defined as net income, plus income taxes, net interest expense and depreciation and amortization. In our presentation of EBITDA, as adjusted, we add back the charge taken in connection with the inventory write down to market value since we value our inventory at the lower of cost or market (LCM). EBITDA and EDITDA, as adjusted, are not intended to represent cash flows from operations, cash flows from investing or cash flows from financing activities as defined by accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow or a measure of liquidity or as an alternative to net earnings (loss) as indicative of operating performance. EBITDA and EDITDA, as adjusted, are included because we believe that investors find it a useful tool for measuring our ability to service our debt.

EBITDA and EBITDA, as adjusted, are reconciled to cash flows provided by operating activities, the most comparable measure under generally accepted accounting principles as follows:

	(dollars in thousands)
	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Net cash provided by (used in):

Operating activities	$(17,973)	$(52,518)	$102,458	$62,594
Interest expense, net	1,958	2,504	8,158	8,823
Provision for income taxes	(1,205)	(47,911)	(13,844)	6,332
Changes in other operating assets and liabilities	19,966	121,088	(44,789)	122,905
Inventory write down adjustment for LCM	(2,700)	(135,000)	(44,500)	(135,000)
Deferred taxes	6,871	(955)	6,588	(955)
Other, net	(545)	(470)	(400)	(3,609)

EBITDA	6,372	(113,262)	13,672	61,090

Add Back:
Inventory write down adjustment for LCM	2,700	135,000	44,500	135,000

EBITDA, as adjusted	$9,072	$21,738	$58,172	$196,090

Certain amounts for the prior period have been reclassified to conform to the current presentation.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

        99.1             Press Release of Registrant dated March 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

March 9, 2010	CALIFORNIA STEEL INDUSTRIES, INC.

	By:	/s/ VICENTE WRIGHT
Vicente Wright,
President and Chief Executive Officer